EXHIBIT 5.1

[King & Spalding LLP Letterhead]	1185 Avenue of the Americas New York, New York 10036-4003 Main: 212/556-2100 Fax: 212/556-2222 www.kslaw.com

June 12, 2003

Dan River Inc.

2291 Memorial Drive

Danville, Virginia 24541

Re: Legality of the 12¾% Senior Notes due 2009 Being Registered

Ladies and Gentlemen:

We have acted as counsel to Dan River Inc., a Georgia corporation (the “Company”), in connection with the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed exchange of up to $157,000,000 aggregate principal amount of the Company’s 12¾% Senior Notes due 2009 (the “New Notes”) for a like principal amount of the Company’s issued and outstanding 12¾% Senior Notes due 2009 (the “Old Notes”).

In so acting, we have reviewed the Indenture, dated as of April 15, 2003, between the Company and HSBC Bank USA, as Trustee (the “Indenture”). We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

For purposes of the opinions below, we have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture has been duly authorized by all requisite action by the Trustee and that the Indenture has been duly executed and delivered by, and is a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.

This opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of New York and the Georgia Business Corporation Code and the Uniform Commercial Code as currently in effect in the State of Georgia and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Dan River Inc.

June 12, 2003

Based upon the foregoing, and subject to all of the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(1) The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

(2) The issuance, execution and delivery of the New Notes have been duly authorized by the Company and, when executed and delivered by the Company and duly authenticated in accordance with the terms of the Indenture and delivered in exchange for the Old Notes, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity, and will be entitled to the benefits of the Indenture.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in laws that occur, which could affect the opinions contained herein. This opinion may not be relied upon by any person or entity (other than the addressee hereof) for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement.

Very truly yours,

/s/ KING & SPALDING LLP